Exhibit 2.1

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Second Amendment (“Second Amendment”) to the Merger Agreement (as defined below) is made and entered into as of May 24, 2022, by and among (i) Edoc Acquisition Corp., a Delaware corporation (together with its successors, the “Purchaser”), (ii) Edoc Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) American Physicians LLC, a Delaware limited liability company, in the capacity as the Purchaser Representative thereunder (the “Purchaser Representative”), (iv) Allan Camaisa, in the capacity as the Seller Representative thereunder (the “Seller Representative”), and (v) Calidi Biotherapeutics, Inc.., a Nevada corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

RECITALS:

WHEREAS, Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative and the Company have entered into that certain Agreement and Plan of Merger, dated as of February 2, 2022 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended by the First Amendment to Agreement and Plan of Merger, dated May 8, 2022 (the “First Amendment” and as amended, the “Amended Agreement”); and

WHEREAS, the Parties now desire to further amend the Amended Agreement to, among other things, revise the Merger Considerations and the treatment of certain Company Options, on the terms and conditions set forth herein (the Amended Agreement, as amended, including by this Second Amendment, the “Merger Agreement”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Merger Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendment to Merger Agreement.

(a) Section 1.9 of the Amended Agreement is hereby amended by deleting the words “Four Hundred Million U.S. Dollars ($400,000,000)” and replacing them with the words “Three Hundred Eighty Million U.S. Dollars ($380,000,000)”.

(b) Section 1.10(d) of the Amended Agreement is hereby amended by adding the following sentence at the end of the paragraph.

“For avoidance of doubt, the future issuance of any shares of Purchaser Common Stock underlying any Assumed Options that were converted from (i) unvested Company Options or (ii) any vested Non-Qualified Stock Options shall be in addition to, and not a part of, the Merger Consideration.”

(c) Section 10.1 of the Amended Agreement is hereby amended by deleting the definition of “Fully-Diluted Company Shares”.

(d) Section 10.1 of the Amended Agreement is hereby amended by adding the following definitions:

“ Company Shares” means the total number of issued and outstanding shares of Company Common Stock, (a) after giving effect to the Company Preferred Stock Exchange or otherwise treating shares of Company Preferred Stock on an as-converted to Company Common Stock basis and (b) treating all outstanding vested in-the-money Company Convertible Securities as if the Company Convertible Security had been exercised as of the Effective Time, but excluding (i) all vested Non-Qualified Stock Options and (ii) any Company Securities described in Section 1.10(b).”

“Excluded Expenses” means, the costs and expenses actually paid in cash by any of the Target Companies, including professional fees and expenses of investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors, since February 2, 2022, that are directly applicable and related to the consummation of the transactions contemplated hereby including a reasonable allocation of the Company’s labor expenses and cost reimbursements of its officers, directors, employees and consultants, as such allocation may be mutually agreed by the Parties in good faith and not unreasonably withheld.

“Non-Qualified Stock Option” shall mean a Company Option which is not an “incentive stock option” within the meaning of Section 422 of the Code. As of the date of this agreement there are 16,730,825 Non-Qualified Stock Options issued and outstanding.

(e) Section 10.1 of the Amended Agreement is hereby amended by deleting the definitions of “Company Cash”, “In-the-Money Vested Company Option”, and “Per Share Price”, and replacing them with the following:

“Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time and with respect to the Reference Time that is on the Closing date, Company Closing Cash shall be further increased by the amount of Excluded Expenses paid between February 2, 2022 and the Closing Date.

“In-the-Money Vested Company Option” means a fully vested Company Option (other than a Non-Qualified Stock Option) with an exercise price less than the Per Share Price.

“Per Share Price” means an amount equal to (i) the Adjusted Merger Consideration divided by (ii) the Company Shares.

2. Miscellaneous. Except as expressly provided in this Second Amendment, all of the terms and provisions in the Amended Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Second Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Amended Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Merger Agreement in the Merger Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Amended Agreement, as amended by this Second Amendment (or as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Amended Agreement, as amended by this Second Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Merger Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Amended Agreement is materially different from or inconsistent with any provision of this Second Amendment, the provision of this Second Amendment shall control, and the provision of the Amended Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 9.1 through 9.10, 9.12 and 9.13 of the Amended Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Second Amendment as if all references to the “Agreement” contained therein were instead references to this Second Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this Second Amendment to be signed and delivered as of the date first written above.

The Purchaser:

EDOC ACQUISITION CORP.

By:	/s/ Kevin Chen
	Name:	Kevin Chen
	Title:	Chief Executive Officer

The Purchaser Representative:

AMERICAN PHYSICIANS LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Xiaoping Becky Zhang
	Name:	Xiaoping Becky Zhang
	Title:	Managing Member

Merger Sub:

EDOC MERGER SUB INC.

By:	/s/ Kevin Chen
	Name:	Kevin Chen
	Title:	President

The Company:

CALIDI BIOTHERAPEUTICS, INC.

By:	/s/ Allan Camisa
	Name:	Allan Camisa
	Title:	Chairman and Chief Executive Officer

The Seller Representative:

Allan Camaisa, solely in the capacity as the Seller Representative hereunder

/s/ Allan Camisa
Allan Camaisa, individually

[Signature Page to Second Amendment to Merger Agreement]

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